LIMITED POWER OF ATTORNEY

I, Jeffery D. Gow, do hereby grant to Christopher Eadon and Steven Wasson, and each of them, the authority to sign Form 4 and Form 5 relating to Cowlitz Bancorporation on my behalf from the date of this Power of Attorney until December 31, 2009.

Dated this 19 day of December, 2008.

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Jeffery D. Gow

State of Washington)
) ss.
County of King)

On this day personally appeared before me Jeffery D. Gow, to me known to be the individual described in and who executed the within and foregoing instrument, and acknowledged that he signed the same as his free and voluntary act and deed, for the uses and purposes therein mentioned.

Given under my hand and official seal this 19 day of December, 2008.

RACHEL A. BRYSON
NOTARY PUBLIC
STATE OF WASHINGTON
COMMISSION EXPIRES
AUGUST 17, 2012

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Rachel A. Bryson
[print notary's name]

Notary public in and for the State of Washington
Residing at King County
My commission expires: 8-17-2012